Exhibit 10.1(a) -    Anthony D'Amato Employment Agreement (May 15,
                     1999 - May 14, 2001)



            Exhibit 10.1(a) - Pg. 1



Eagle Capital International, Ltd., referred to as EMPLOYER, and Anthony D'Amato, referred to as EMPLOYEE, agree:

EMPLOYEE is engaged to act as Chief Executive Officer and President of Eagle Capital International, Ltd., beginning on May 15, 1999. This contract shall run for a period of two years from signing.

The job description is attached herein.

As compensation for EMPLOYEE's services herein, EMPLOYEE shall receive compensation of One Hundred Ninety Eight Thousand ($198,000.00) per annum. In addition the Employee will receive 250,000 shares of the companies common stock for year one, and 125,000 shares of the companies common stock for year two. This stock shall be restricted pursuant to rule 144 of the SEC code.

Bonus Schedule:

If the EMPLOYER exceeds Fifty Million Dollars ($50,000,000.00) in sales for fiscal 2000 the EMPLOYEE shall receive a bonus of 125,000 shares of the companies common stock.

If the EMPLOYER exceeds One Hundred Million Dollars ($100,000,000.00) in sales for fiscal 2001 the EMPLOYEE shall receive a bonus of 125,000 shares of the companies common stock.

EMPLOYER may during the course of EMPLOYEES service reveal certain confidential/trade secret or proprietary information to EMPLOYEE. The items which are confidential/trade secret or proprietary information shall be identified as confidential.

EMPLOYEE shall for a period of 24 months after termination not accept employment with the following firms:

All direct competitors.

EMPLOYEE agrees to promptly disclose to EMPLOYER any inventions or processes discovered by the EMPLOYEE which are made at the behest or in connection with the duties of employee, or which are reasonably related to the business of EMPLOYER during the term of employment, and shall assign all rights in said inventions or processes to EMPLOYER.

EMPLOYEE shall execute any documents reasonably requested by EMPLOYER for patents or other legal steps which EMPLOYER may desire to prefect its rights in the inventions.

EMPLOYER may terminate this agreement upon 120 days notice to the EMPLOYEE. Upon termination, EMPLOYEE shall return all materials from EMPLOYER to the EMPLOYER.


            Exhibit 10.1(a) - Pg. 2


If EMPLOYER terminates the EMPLOYEE, EMPLOYEE shall be entitled to full compensation due immediately upon termination.

Any disputes under this agreement, including those relating to non-competition shall be submitted to arbitration with a single arbitrator under the rules of the American Arbitration Association. Any ruling made by the arbitrators shall be final and may be entered as a judgment in any court of competent jurisdiction.

This contract shall be renewed every two years with the consent of both parties. The compensation will be addressed as a separate issue each time the contract comes up for renewal.

      Agreed to on this 1 day of June, 1999.


      /s/ Anthony D'Amato           6-1-99
      --------------------------------------
      Anthony D'Amato                Date


      /s/ Ralph Thomson             6-1-99
      --------------------------------------
      Ralph Thomson                  Date
      Board Member/Secretary
      Eagle Capital Investment Ltd.



            Exhibit 10.1(a) - Pg. 3